Exhibit 10.4.1

Execution Version

COMMUNITYBANK OF TEXAS, N.A.

2017 SALARY CONTINUATION AGREEMENT

This 2017 SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into as of this 28th day of October, 2017 (the “Effective Date”), by and between CommunityBank of Texas, N.A. (the “Bank”), and Robert R. Franklin Jr., President and Chief Executive Officer of the Bank (“Executive”).

WHEREAS, Executive has contributed substantially to the success of the Bank and the Bank desires that Executive continue in its employ;

WHEREAS, to encourage Executive to remain an employee, the Bank is willing to provide to Executive salary continuation benefits payable from the Bank’s general assets;

WHEREAS, this Agreement constitutes the Supplemental Executive Retirement Plan contemplated under Section 4(d) of Executive’s Amended and Restated Employment Agreement with the Bank and CBTX, Inc. (the “Company”) dated October 28, 2017 (the “Employment Agreement”);

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] currently exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned; and

WHEREAS, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits to Executive (who is a highly compensated employee of the Bank and a member of the Bank’s management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

1.1                               “Account” means the notional account established by the Bank for the benefit of Executive and to which the Bank shall record the amount of each Contribution.

1.2                               “Account Balance” means, as of any date, the aggregate amount credited to the Account.  For avoidance of doubt, no earnings or interest shall be credited or deemed credited on the Account Balance or any Contributions.

1.3                               “Accrued Amount” means, as of any given date, the liability that should be accrued by the Bank as of such date under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to Executive under Section 2.1 of this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The Accrued Amount shall be calculated such that when it is credited with interest each month the Accrued Amount at Normal Retirement Age equals the present value of the normal retirement benefit that would be payable to Executive under Section 2.1 assuming that the Account Balance as of such date were the Account Balance as of the date on which Executive attains Normal Retirement Age. The discount rate means the rate used by the Plan Administrator for determining the Accrued Amount.  In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.4                               “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of Executive, determined according to Article 4.

1.5                               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6                               “Board” means the Board of Directors of the Company.

1.7                               “Cause” shall have the same meaning as set forth in the Employment Agreement, as such term is defined in the Employment Agreement as of the date hereof.

1.8                               “Committee” means the Compensation Committee of the Board.

1.9                               “Contribution” means an amount approved by the Committee to be credited to the Account.  Except as otherwise provided by the Committee, a Contribution shall be credited to the Account on the date on which such Contribution is approved by the Committee.

1.10                        “Change in Control” shall have the same meaning as set forth in the Employment Agreement, as such term is defined in the Employment Agreement; provided, however, the Change in Control constitutes a change in the ownership or effective control of CBTX, Inc. or in the ownership of a substantial portion of the assets of CBTX, Inc. within the meaning of Section 409A of the Code.

1.11                        “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.12                        “Disability” shall have the same meaning as set forth in the Employment Agreement, as such term is defined in the Employment Agreement.

1.13                        “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or for Cause.

1.14                        “Normal Retirement Age” means age 70.

1.15                        “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.16                        “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.17                        “Separation from Service” means Executive’s ceasing to provide services to the Company and its affiliates as a result of Executive’s death or termination of employment (including on account of retirement). For purposes of determining whether a separation from service has occurred, a “termination of employment” means that the surrounding facts and circumstances indicate that the Company and all affiliates and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and its affiliates if Executive has been providing services to the Company and its affiliates less than 36 months). Notwithstanding the foregoing, the employment relationship will be treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of leave does not exceed six (6) months or, if longer, so long as Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract.

ARTICLE 2
LIFETIME BENEFITS

2.1                               Normal Retirement.  Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when Executive attains Normal Retirement Age the Bank shall pay to Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.  If Executive’s Separation from Service thereafter is the result of an involuntary termination for Cause, or if this Agreement terminates under Article 5 hereof, no further benefits shall be paid thereafter.

(a)                                 Amount of benefit.  The annual benefit payable to Executive under this Section 2.1 shall be the amount equal to one-tenth (1/10) of the Account Balance as of the date Executive attains Normal Retirement.

(b)                                 Payment of benefit.  Beginning with the month immediately after the month in which Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to Executive for 10 years.

2.2                               Early Termination Benefit.  If Early Termination occurs before Normal Retirement Age or a Change in Control, the Bank will pay to Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

(a)                                 Amount of benefit.  The annual benefit payable to Executive under this Section 2.2 is the fixed annual amount that fully amortizes the Accrued Amount (as of the last day of the calendar month preceding the month in which Separation from Service occurs) over 10 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

(b)                                 Payment of benefit.  Beginning with the later of (i) the seventh month after the month in which Executive’s Separation from Service occurs, or (ii) the month immediately after the month in which Executive attains Normal Retirement Age, the Bank will pay the benefit under this Section 2.2 to Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to Executive for 10 years.

2.3                               Disability Benefit.  For Separation from Service because of Disability before Normal Retirement Age or a Change in Control, the Bank will pay to Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

(a)                                 Amount of benefit.  The annual benefit under this Section 2.3 is calculated as the amount that fully amortizes the Accrued Amount (as of the last day of the calendar month preceding the month in which Separation from Service occurs) over 10 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

(b)                                 Payment of benefit.  Beginning with the later of (i) the seventh month after the month in which Executive’s Separation from Service occurs, or (ii) the month immediately after the month in which Executive attains Normal Retirement Age, the Bank will pay the benefit under this Section 2.3 to Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to Executive for 10 years.

2.4                               Change in Control.  If a Change in Control occurs both before Normal Retirement Age and before Separation from Service, the Bank shall pay to Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

(a)                                 Amount of benefit. The benefit under this Section 2.4 is the Accrued Amount (as of the last day of the calendar month preceding the month in which the Change in Control occurs).

(b)                                 Payment of benefit. The Bank shall pay the benefit under this Section 2.4 to Executive in a single lump sum on the day of the Change in Control.  If Executive receives the benefit under this Section 2.4 because of the occurrence of a Change in Control, Executive shall not be entitled to claim additional benefits under Section 2.4 if a subsequent Change in Control occurs.

2.5                               Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while Executive is receiving the Normal Retirement Age benefit under Section 2.1, the Bank shall pay the remaining salary continuation benefits to Executive in a single lump sum on the day of the Change in Control.  If a Change in Control occurs after Separation from Service but while Executive is receiving or is entitled to receive the Early Termination benefit under Section 2.2 or the Disability benefit under Section 2.3, the Bank shall pay the remaining salary continuation benefits to Executive in a single lump sum on the date of the Change in Control.

2.6                               Annual Benefit Statement.  Within 120 days after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to Executive an annual benefit statement showing benefits payable or potentially payable to Executive under this Agreement.  Each annual benefit statement shall supersede the previous year’s annual benefit statement.  If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to Executive under Sections 2.1, 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under this Agreement shall control.

2.7                               Savings Clause Relating to Compliance with Code Section 409A.  The Agreement is intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention.  If any provision of this Agreement would subject Executive to additional tax or interest under section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.8                               One Benefit Only.  Despite anything to the contrary in this Agreement, Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement.  Except as provided in Section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3
DEATH BENEFITS

3.1                               Death Before Separation from Service.  If Executive dies before Separation from Service, at Executive’s death Executive’s Beneficiary shall be entitled to no benefits whatsoever under this Agreement.

3.2                               Death after Separation from Service.  If Executive dies after Separation from Service, if Separation from Service was not for Cause, and if at death Executive was receiving the benefit under Section 2.1 or was receiving or was entitled at Normal Retirement Age to receive the benefit under Sections 2.2 or 2.3, at Executive’s death Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrued Amount remaining at Executive’s death, unless the Change-in-Control benefit shall have been paid to Executive under Section 2.4 or unless a Change-in-Control payout shall have occurred under Section 2.5.  No benefit shall be paid under this Article 3 after the Change-in-Control benefit is paid under Section 2.4 or after a Change-in-Control payout occurs under Section 2.5.  If a benefit is payable to Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after Executive’s death.  However, no benefits under this Agreement shall be paid or payable to Executive or Executive’s Beneficiary if this Agreement is terminated under Article 5.

ARTICLE 4
BENEFICIARIES

4.1                               Beneficiary Designations.  Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after Executive’s death.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which Executive participates.

4.2                               Beneficiary Designation Change.  Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases Executive or if Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by Executive and accepted by the Plan Administrator before Executive’s death.

4.3                               Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4                               No Beneficiary Designation.  If Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease Executive, Executive’s spouse shall be the designated Beneficiary.  If Executive has no surviving spouse, the benefits shall be made to the personal representative of Executive’s estate.

4.5                               Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1                               Termination with Cause.  Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement will immediately terminate if Executive incurs a Separation from Service as a result of his involuntary termination by the Company for Cause.

5.2                               Removal.  If Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.3                               Default.  Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.4                               FDIC Open-Bank Assistance.  All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act.  12 U.S.C. 1823(c).  Any rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1                               Claims Procedure.  The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (a) the specific reasons for denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed.  If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2                               Review Procedure.  If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank.  The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by the Bank of the petition, the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents.  The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

ARTICLE 7
ADMINISTRATION OF AGREEMENT

7.1                               Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person as the Board shall appoint.  Executive may not be a member of the Plan Administrator.  The Plan Administrator shall have the sole discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions that may arise, including interpretations of this Agreement.  The Plan Administrator’s interpretation of this Agreement and all decisions and determinations by the Plan Administrator with respect to this Agreement are final, binding, and conclusive on all parties.

7.2                               Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3                               Binding Effect of Decisions.  The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrued Amount.

7.4                               Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5                               Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of Executive, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 8
MISCELLANEOUS

8.1                               Amendments and Termination.  This Agreement may be amended solely by a written agreement signed by the Bank and by Executive.  This Agreement may be terminated by the Bank without Executive’s consent.  Unless Article 5 provides that Executive is not entitled to payment, the Bank must pay the Accrued Amount in a single lump sum to Executive if the Bank terminates this Agreement but only if the termination and payment are carried out consistent with the terms of the section 409A plan-termination exception to the prohibition against accelerated payment [Rule 1.409A-3(j)(4)(ix)].  Consistent with section 409A, the lump-sum termination payment will be made to Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement.

8.2                               Binding Effect.  This Agreement shall bind Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3                               No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge Executive.  It also does not require Executive to remain an employee or interfere with Executive’s right to terminate employment at any time.

8.4                               Non-Transferability.  Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5                               Successors; Binding Agreement.  By an assumption agreement in form and substance satisfactory to Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

8.6                               Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7                               Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Texas, except to the extent preempted by the laws of the United States of America.

8.8                               Unfunded Arrangement.  Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay benefits.  The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on Executive’s life is a general asset of the Bank to which Executive and beneficiary have no preferred or secured claim.

8.9                               Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and Executive concerning the subject matter.  No rights are granted to Executive under this Agreement other than those specifically set forth.

8.10                        Severability.  If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

8.11                        Headings.  Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.12                        Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  If to the Bank, notice shall be given to the board of directors, CommunityBank of Texas, N.A., 5999 Delaware Street, Beaumont, Texas 77706, or to such other or additional person or persons as the Bank shall have designated to Executive in writing.  If to Executive, notice shall be given to Executive at Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as Executive shall have designated to the Bank in writing.

8.13                        Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it appears to Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this Section 8.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction.  Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 8.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.  The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under a severance or employment or other agreement by and between the Executive and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal

Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this 2017 Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	COMMUNITYBANK OF TEXAS, N.A.:

/s/ Robert R. Franklin, Jr.	By:	/s/ Michael A. Havard
Robert R. Franklin Jr.	Its:	Director